EXHIBIT 99.1

Berkshire Hills Bancorp, Inc. Names Nitin Mhatre Chief Executive Officer
Boston, MA. – January 25, 2021 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) (Company), the parent company of Berkshire Bank, announced today that the joint Board of Directors of the Company and the Bank (Board) has appointed Nitin J. Mhatre as President and Chief Executive Officer (CEO) of the Company and CEO of the Bank, effective January 29, 2021. Mr. Mhatre will also serve as a member of the Board. Sean Gray, who has served as Acting CEO since August 10, 2020, has been and will continue to be President and Chief Operating Officer of the Bank.
Naming Mr. Mhatre as CEO is the conclusion of a comprehensive, national search process conducted by the Board with the guidance of Spencer Stuart as its executive search consulting firm, following the resignation of its previous CEO. The Board is confident that Mr. Mhatre is the ideal hire to propel the long-term strategic success of Berkshire, while recognizing the transformation of the banking industry in the 21st century with changing customer expectations and demands of the digital revolution.
Mr. Mhatre is a senior banking executive with 25 years of community and global banking experience. Most recently, as Executive Vice President, Community Banking at Webster Bank, Mr. Mhatre was a member of Webster Bank’s executive team and led its consumer and business banking businesses. In this role, he was responsible for profitable growth of the Community Banking segment at the $31 billion bank and led a diverse team of more than 1,500 employees. Previously, he spent more than 13 years at Citi Group in various leadership roles across consumer-related businesses globally. Mr. Mhatre served on the Board of the Consumer Bankers Association headquartered in Washington D.C. since 2014 and was Chairman of the Board from 2019 to 2020. He also serves on the Board of Junior Achievement of Southwest New England headquartered in Hartford, CT.

“Nitin is a forward-thinking leader who is passionate about community banking and is committed to our mission to serve our customers and local communities with a values-based purpose,” said Bill Dunlaevy, Board Chair of the Company and the Bank. “He brings to Berkshire a proven record of building a customer-centric culture, developing and delivering on transformational strategic plans and performance-driven results.”
“I am humbled and honored to join Berkshire on its 175-year banking journey, and to be the first CEO hired from outside the Bank since its transformation to a public company in 2000,” said Nitin Mhatre. “Berkshire is a vibrant, values-guided, community-dedicated institution with a tremendous history of caring for its customers and employees through its execution of its mission, BeFIRST values and keen sense of corporate purpose.”
Mr. Mhatre added, “I look forward to working closely with Sean and the Bank’s leadership team to engage and inspire our bankers, customers, communities and shareholders as we deepen our commitment to be a leading environmentally, socially, and integrity-driven community bank to foster innovation, deliver an exceptional customer experience and improve financial performance.”
“We are extremely fortunate to have Nitin join Berkshire,” commented Sylvia Maxfield, Board Member and Chair of the Board’s CEO Search Committee. “We look forward to working with him to further leverage the Bank’s strengths, while seizing new innovative initiatives, to create New England’s most trusted community bank and position us to maximize future opportunities for our customers and shareholders.”

Mr. Gray will continue with Berkshire as President and Chief Operating Officer of the Bank and Senior Executive Vice President of the Company. “We thank Sean Gray, our Acting CEO, for his leadership and dedication to the Company and look forward to his continuing contributions to Berkshire,” added Mr. Dunlaevy.
ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank, a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture.  Headquartered in Boston, Berkshire operates 130 banking offices in seven Northeastern states, with approximately $12.9 billion in assets.
FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

Further, given its ongoing and dynamic nature, it is difficult to predict what continued effects the novel coronavirus (COVID-19) pandemic will have on our business and results of operations. The pandemic and the related local and national economic disruption may result in a continued decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in our allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on our interest-earning assets than the decline in the cost of our interest-bearing liabilities; and increased cybersecurity risks, as employees increasingly work remotely.

Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

Investor Relations Contacts:	Media Contacts:
James Moses, CFO/SEVP	John Lovallo
Email: jmoses@berkshirebank.com	Email: jlovallo@levick.com
Tel: (617) 641-9281	Tel: (917) 612-8419
David Gonci, Capital Markets Director	Cate Cronin
Email: dgonci@berkshirebank.com	Email: ccronin@levick.com
Tel: (413) 281-1973	Tel: (202) 738-7302